UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 3, 2008

ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 3, 2008, Enterprise Financial Services Corp (the “Company”) announced that Kevin C. Eichner, has tendered his resignation as the President and Chief Executive Officer of the Company effective May 1, 2008. Mr. Eichner resigned in order to accept the position of President of Ottawa University.

The Company simultaneously announced that the Board of Directors has appointed Peter F. Benoist to replace Mr. Eichner as President and Chief Executive Officer, also effective May 1, 2008. Since 2002, Mr. Benoist has served as the Executive Vice President and Chairman of the Board of Directors of the Company, as well as Chief Executive Officer of Enterprise Bank & Trust (the “Bank”).

Upon assuming the position of President and Chief Executive Officer, Mr. Benoist will relinquish his position as Chairman of the Board. The Board has elected James J. Murphy, Jr. to replace Mr. Benoist and serve as non-executive Chairman of the Board, effective at such time. Mr. Murphy has served as the Lead Director of the Company since 2005 and since 1979 has been the Chairman and Chief Executive Officer of Murphy Company, one of the largest mechanical contracting firms in the United States.

The Company’s related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by this reference.

The Company has not entered into any material plans, contracts or arrangements or amended any existing plans, contracts or arrangements with Mr. Benoist or Mr. Murphy, however the Company and Mr. Benoist intend to negotiate an amendment to Mr. Benoist’s current Executive Employment Agreement, which would be effective May 1, 2008.

(e) On March 3, 2008, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Eichner, to be effective May 1, 2008. The Consulting Agreement provides that for a period of one year following the effective date of his resignation, subject to earlier termination, Mr. Eichner will (i) provide strategic consulting services to the Company as requested, up to a maximum of twenty four (24) days per year, and (ii) continue to serve as a member of the Board of Directors of the Company and certain subsidiaries of the Company, including serving as Vice Chairman of the Board of Directors of the Company.

In exchange for such services, during the term of the Consulting Agreement, Mr. Eichner will be entitled to a consulting fee of $10,000 per month plus compensation to which Mr. Eichner may be entitled under the Company’s general policies regarding non-employee director compensation. Currently, non-employee directors are entitled to a $6,000 annual retainer plus $750 per board meeting attended. The term of the Consulting Agreement may be terminated at any time by either party on ninety (90) days prior notice.

The Consulting Agreement also specifies Mr. Eichner’s Executive Employment Agreement, which had expired on December 31, 2007, will continue in effect until May 1, 2008 as if not expired and that Mr. Eichner’s resignation will be treated as a “Voluntary Termination,” as defined under the Executive Employment Agreement. As a result of this Voluntary Termination, among other things, Mr. Eichner will forfeit unvested restricted stock units, options and stock settled appreciation rights. The Consulting Agreement further specifies that the one year non-competition period under Mr. Eichner’s Executive Employment Agreement will commence on the termination of the consulting term.

Section 9 – Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

     10.1 Consulting Agreement between the Company and Kevin C. Eichner.

     99.1 Text of Press Release, dated March 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP.

Date:	March 3, 2008	By:	/s/ Frank H. Sanfilippo
Frank H. Sanfilippo
Executive Vice President and Chief
Financial Officer